Exhibit 99.1

FOR IMMEDIATE RELEASE

Clark Holdings, Inc. Announces New Board Director

NEW YORK, NY – February 5, 2010 – Clark Holdings Inc. (“Clark”) (NYSE AMEX: GLA) today announced that Mr. Robert C. LaRose, CPA, has joined Clark's Board of Directors, effective February 5, 2010, as a member of the class of directors whose terms expire in 2011. Mr. LaRose, currently Executive Vice President and Chief Financial Officer of Greatwide Logistics Services, is a financial executive with more than thirty years of experience with several world class organizations. Prior to joining GreatWide, Mr. LaRose served as Executive Vice President and Chief Financial Officer of Landstar System. Other companies for which Mr. LaRose has worked include American Brands, Inc., Chiquita Brands, Inc., General Host Corporation, The All American Gourmet Company, and Arthur Young and Company. Mr. LaRose is a Certified Public Accountant and a Member of the AICPA and New York Society of CPA's. He holds a Bachelor of Science from New York University.

Clark Holdings Chairman Don McInnes stated, “We are pleased to welcome Bob LaRose, an accomplished financial and operating executive, to the Board of Directors and we look forward to his contributions to Clark in the years ahead.” Added Gregory Burns, Clark's President and Chief Executive Officer, “Bob played an important role in the success of Landstar System, and we look forward to Bob's insight as Clark further expands its non-asset-based platform.”

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media and other highly service sensitive industries.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark's filings with the Securities and Exchange Commission. Clark undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Clark Holdings, Inc.
121 New York Avenue
Trenton, NJ 08638
http://www.clarkdistribution.net